Exhibit 99.1

DREAMS NAMES COMERICA BANK AS ITS NEW SENIOR LENDER

Plantation, FL: June 6, 2007: Dreams, Inc. (AMEX:DRJ), a vertically integrated leader in the licensed sports products industry, announced that it has entered into a loan and security agreement with Comerica Bank that will improve the liquidity and working capital structure for its newly AMEX-listed company.

“Dreams will now transition from its current $10 million asset-based credit facility and move towards a more traditional cash-flow lending arrangement with Comerica who is providing $18 million in credit facilities; $15 million in a working capital revolver and $3 million earmarked for the cash portion of future strategic acquisitions, explained Ross Tannenbaum, president & CEO of Dreams, Inc. We believe Comerica will be an excellent long term partner for our company as we seek to be a consolidator in this highly fragmented industry.”

This move will also allow for meaningful costs savings with better pricing. In addition, we will seek to improve our entire treasury management landscape by working with the Comerica team and their market-leading products and technology,” concluded Tannenbaum.

Comerica Bank was established over 150 years ago and is one of the top 20 largest banks in the U.S.

DREAMS, INC. trades under the ticker symbol: AMEX:DRJ

www.dreamscorp.com

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.